Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE August 5, 2015

Northwest Pipe Company Reports Second Quarter 2015 Results and Announces Conference Call

VANCOUVER, WA – 08/05/15 – Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the quarter ended June 30, 2015. The Company will broadcast its second quarter 2015 earnings conference call on Thursday, August 6, 2015, at 8:00 AM PDT.

Second Quarter 2015 Results

Net sales from continuing operations for the quarter ended June 30, 2015 decreased 47.2% to $53.8 million compared to $102.0 million for the quarter ended June 30, 2014. Gross loss was $2.6 million (negative 4.8% of net sales from continuing operations) in the second quarter of 2015, a decrease in profitability from a gross profit of $11.3 million (11.1% of net sales from continuing operations) in the second quarter of 2014. A non-cash goodwill impairment charge of $5.3 million was recorded in the quarter ended June 30, 2015. Including the impairment charge, the loss from continuing operations for the second quarter of 2015 was $12.1 million or $1.26 per diluted share compared to income from continuing operations of $3.2 million or $0.33 per diluted share for the second quarter of 2014. Excluding the impairment charge, adjusted loss from continuing operations for the second quarter of 2015 was $6.8 million or $0.71 per diluted share.

Water Transmission sales decreased by 38.2% to $38.4 million in the second quarter of 2015 from $62.2 million in the second quarter of 2014. The decrease in net sales was the result of lower production due to reduced demand and project timing, partially offset by higher selling prices per ton due to a higher mix of fabrication in the second quarter of 2015 compared to the second quarter of 2014. Water Transmission gross profit decreased to $1.3 million (3.3% of segment net sales) in the second quarter of 2015 from $11.5 million (18.5% of segment net sales) in the same quarter of 2014. Water Transmission gross profit decreased in total and as a percent of net sales due to continued pricing pressure from the competitive bidding environment for those products.

Tubular Products sales from continuing operations decreased 61.3% to $15.4 million in the second quarter of 2015 from $39.8 million in the second quarter of 2014, driven by a 57% decrease in tons sold and a 10% decrease in selling prices per ton.  Tubular Products had a segment gross loss of $3.8 million (negative 25.0% of segment net sales from continuing operations) in the second quarter of 2015 compared to a segment gross loss of $0.2 million (negative 0.4% of segment net sales from continuing operations) in the second quarter of 2014. Gross profit was negatively affected by reduced sales volumes due to lower demand and high levels of imported pipe.

For the six months ended June 30, 2015, free cash flow, defined as net cash generated from operating activities after capital expenditures for property, plant and equipment, was $35.7 million, compared to $24.2 million during the six months ended June 30, 2014.

In connection with the preparation and review of the financial statements for the second quarter of 2015, the Company tested goodwill for impairment, due to changing events and circumstances in the current water transmission market. The Company recorded a non-cash impairment charge of $5.3 million, which was associated with the goodwill for its Water Transmission Group. The impairment charge has no impact on the Company's liquidity.

As of June 30, 2015, the backlog of orders in the Water Transmission segment increased 24% to approximately $109 million compared to a backlog of orders of $88 million as of March 31, 2015. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Outlook

“In the coming quarter, we expect revenue growth of 10-15% in our Water Transmission business as we start production on the next segment of the Integrated Pipeline Project in Texas. Third quarter margins are expected to remain compressed in the mid-single digits. Nevertheless, bidding activity is expected to grow in the third and fourth quarters, leading to improving results in this business,” said Scott Montross, President and Chief Executive Officer of the Company. “With the recently announced decision to explore the transformative sale of our remaining energy Tubular Products business, we should now be able to sharpen our focus on enhancing shareholder value through a variety of initiatives, including organic growth and M&A in our core Water Transmission business.”

Conference Call

The Company will hold its second quarter 2015 earnings conference call on Thursday, August 6, 2015 at 8:00 AM PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, September 4, 2015 by dialing 1-866-396-7645 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America's growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide range of markets and their solution-based products are a good fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Tubular Products Group operates a state-of-the-art electric resistance weld mill facility. The Tubular Products portfolio serves a wide range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting adjusted loss from continuing operations, adjusted loss from continuing operations per diluted share, and free cash flow, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:
Robin Gantt

Chief Financial Officer
(360) 397-6250

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NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales:
Water Transmission	$38,445	$62,205	$94,687	$105,204
Tubular Products	15,401	39,783	44,024	79,431
Net sales	53,846	101,988	138,711	184,635

Cost of sales:
Water Transmission	37,190	50,714	85,913	92,045
Tubular Products	19,249	39,957	51,500	76,959
Total cost of sales	56,439	90,671	137,413	169,004

Gross profit (loss):
Water Transmission	1,255	11,491	8,774	13,159
Tubular Products	(3,848)	(174)	(7,476)	2,472
Total gross profit (loss)	(2,593)	11,317	1,298	15,631

Selling, general and administrative expense	5,452	5,918	12,426	11,358
Impairment of Water Transmission goodwill	5,282	-	5,282	-

Operating income (loss):
Water Transmission	(5,815)	9,543	(182)	9,244
Tubular Products	(4,254)	(589)	(8,871)	1,705
Corporate	(3,258)	(3,555)	(7,357)	(6,676)
Total operating income (loss)	(13,327)	5,399	(16,410)	4,273

Other income (expense)	14	26	58	(37)
Interest income	81	82	163	163
Interest expense	(286)	(569)	(703)	(1,339)

Income (loss) before income taxes from continuing operations	(13,518)	4,938	(16,892)	3,060

Income tax expense (benefit)	(1,439)	1,756	(2,712)	1,089

Income (loss) from continuing operations	(12,079)	3,182	(14,180)	1,971

Income (loss) from discontinued operations	-	10	-	(10,883)

Net income (loss)	$(12,079)	$3,192	$(14,180)	$(8,912)

Basic income (loss) per share
Continuing operations	$(1.26)	$0.34	$(1.48)	$0.21
Discontinued operations	-	-	-	(1.15)

Total	$(1.26)	$0.34	$(1.48)	$(0.94)

Diluted income (loss) per share
Continuing operations	$(1.26)	$0.33	$(1.48)	$0.21
Discontinued operations	-	-	-	(1.14)

Total	$(1.26)	$0.33	$(1.48)	$(0.93)

Shares used in per share calculations:
Basic	9,557	9,513	9,555	9,510
Diluted	9,557	9,605	9,555	9,596

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	June 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$688	$527
Trade and other receivables, net	33,533	58,310
Costs and estimated earnings in excess of billings on uncompleted contracts	49,794	45,847
Inventories	51,151	72,779
Other current assets	13,305	17,776
Total current assets	148,471	195,239
Property and equipment, net	133,362	132,595
Other assets	12,833	24,048
Total assets	$294,666	$351,882

Liabilities:
Current maturities of long-term debt and capital leases	$178	$2,170
Accounts payable	14,598	15,480
Accrued liabilities	9,442	9,071
Billings in excess of cost and estimated earnings on uncompleted contracts	933	2,835
Total current liabilities	25,151	29,556
Borrowings on line of credit	7,053	45,587
Capital leases, less current maturities	149	225
Other long-term liabilities	30,305	30,879
Total liabilities	62,658	106,247

Stockholders' equity	232,008	245,635
Total liabilities and stockholders' equity	$294,666	$351,882